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                                                                   EXHIBIT 10.38


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is dated as of May 22, 1996, by and between M&S BALANCED PROPERTY FUND, L.P., a California limited partnership ("Seller"), JENNY CRAIG MANAGEMENT, INC., a California corporation ("Buyer").

         IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

         1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

                  (a) that certain real property located in La Jolla, California, consisting of approximately 2.72 acres of land and more particularly described in Exhibit A attached hereto (the "Real Property");

                  (b) all rights, privileges and easements appurtenant to the Real Property and owned by Seller, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively, the "Appurtenances");

                  (c) all improvements and fixtures located on the Real Property, including, without limitation, one office building commonly known as 11355 North Torrey Pines Road, La Jolla, California, as well as any other buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used exclusively in connection with the operation or occupancy of the Real Property, and all on-site parking (collectively, the "Improvements");

                  (d) all personal property owned by Seller and presently located on or in and used in connection with the Real Property and Improvements including the fixtures and furniture described in Exhibit B attached hereto (the "Personal Property"); and

                  (e) any intangible personal property owned by Seller and used in the ownership, use or operation of the Real Property, Appurtenances, Improvements and Personal Property, and, to the extent approved by Buyer pursuant to this Agreement, any contract or warranty rights, utility contracts or other agreements or rights as they relate to the ownership, use and operation of the Property, as defined below (collectively, the "Intangible Property").

All of the items referred to in subparagraphs (a), (b), (c), (d) and (e) above are collectively referred to as the "Property."



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         2. Purchase Price.

                  (a) The purchase price of the Property is EIGHT MILLION DOLLARS ($8,000,000.00) (the "Purchase Price").

                  (b) The Purchase Price shall be paid as follows:

                           (i) Upon execution of this Agreement by Buyer and
Seller, Buyer shall deposit in escrow with First American Title Insurance Company ("Title Company"), a deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Deposit").

                           (ii) The Deposit shall be held in an interest-bearing
account and interest accruing thereon shall be held for the account of Buyer. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit plus interest accrued thereon shall be credited against the Purchase Price. Cash deposited by Buyer with Title Company will be invested and reinvested, in any certificate(s) of deposit, savings or other account(s) of any California state or federal savings and loan association or California state bank or national banking association, as Buyer may instruct Title Company in writing, provided that there shall be no risk of loss of principal. However, no investment or reinvestment certificate or account may have a maturity date later than the Closing. Absent such written instructions, Title Company will have no responsibility to invest or reinvest any of the Deposit.

                           (iii) The balance of the Purchase Price shall be paid
to Seller in immediately available funds at the closing of the purchase and sale contemplated hereunder (the "Closing").

         3. Transfer of Title to the Property.

                  (a) At the Closing, Seller shall convey to Buyer fee simple title to the Real Property, the Appurtenances and the Improvements, by duly executed and acknowledged grant deed substantially in the form attached hereto as Exhibit C (the "Deed"). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Title Company to Buyer of an ALTA Owner's Policy of Title Insurance (Form - 1995) in the amount of the Purchase Price, insuring fee simple title to the Real Property, the Appurtenances and the Improvements in Buyer, in such form and with such special endorsements and subject only to such exceptions as Buyer shall approve pursuant to Subsection 5(a) below, and subject to such other exceptions as may be reasonably approved by Buyer (the "Title Policy").

                  (b) At the Closing, Seller shall transfer title to the Personal Property by a bill of sale in the form attached hereto as Exhibit D (the "Bill of Sale").




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                  (c) At the Closing, Seller shall transfer title to any
Intangible Property approved by Buyer as provided herein by an Assignment of Intangible Property in the form attached hereto as Exhibit E (the "Assignment of Intangible Property").

         4. Due Diligence Period; As Is.

                  (a) Due Diligence Period. Buyer, or its designees, shall commence promptly upon Seller's execution hereof due diligence with respect to the Property and the due diligence period shall expire thirty (30) days after the date of Seller's execution hereof (the "Due Diligence Period"). In the event this Agreement terminates pursuant to this Section 4 or Section 5 below, then the Deposit plus interest accrued thereon immediately shall be returned to Buyer, Buyer shall pay any title or escrow cancellation fees, and neither party shall have any further rights or obligations hereunder. All documents and other information required to be provided by Seller to Buyer and specified below, shall be provided to Buyer within five (5) business days after the date of Seller's execution of this Agreement and Seller will either deliver such documents and information and/or authorize and direct its agents to deliver such documents and information to the extent in such agents' possession.

                  (b) AS-IS. During the Due Diligence Period, Buyer will have the adequate opportunity to examine and inspect the Property and to become familiar with the physical condition, quality, quantity and state of repair of the Property, the operation thereof or prospects therefor in all respects, and all other aspects of the Property. Buyer acknowledges that, except as otherwise specifically set forth herein, Buyer is acquiring the Property in its "AS-IS" condition solely in reliance of its own inspections, examinations and evaluation of the Property. Buyer agrees and acknowledges that, except for Seller's representations and warranties set forth in Section 8, no other representations, statements or warranties have at any time been made by Seller or its agents regarding the Property, including without limitation regarding the physical condition, quality, quantity or state of repair of the Property, the operation of or prospects for the Property or Buyer's use thereof, or any other aspects of the Property. Buyer specifically agrees and acknowledges that Seller makes no representation or warranty to Buyer regarding the permitted uses of the Property or the fitness of the Property for any intended use by Buyer.

         5. Buyer's Conditions to Closing. The following conditions are precedent to Buyer's obligation to purchase the Property (the "Conditions Precedent"):

                  (a) Buyer's review and approval of title to the Property and delivery to Buyer of the following items:

                           (i) a current preliminary title report on the Real
Property, issued by Title Company (the "Preliminary Report"), together with copies of the underlying documents to the exceptions to coverage set forth therein; and




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                           (ii) the existing ALTA survey of the Real Property
and Improvements (dated 5/2/95) which is currently in Seller's possession.

Buyer shall have the further right to obtain at its own expense, and to review and approve, a color coded map plotting all easements disclosed by the Preliminary Report and a new or updated ALTA as-built survey of the Property prepared by a licensed engineer or surveyor acceptable to Buyer. For purposes of approval of title, Buyer shall advise Seller within five (5) business days prior to the end of the Due Diligence Period what exceptions to title, if any, and what form of title insurance, including any special endorsements, will be accepted by Buyer.

                  (b) Buyer's review and approval, within the Due Diligence Period, of the structural, mechanical, electrical and other physical characteristics and condition of the Property, structural calculations for the Improvements, if any, site plans, engineering reports and plans, grading plans, topographical maps, landscape plans, and floor plans, environmental reports, soils reports, engineering and architectural studies, and copies of any as-built plans and specifications for the Property. Such review may include a reasonable examination for the presence or absence of any hazardous material (as further described in Section 12 below), which shall be performed or arranged by Buyer at Buyer's sole expense. For these purposes, Seller shall provide Buyer with copies of all plats, maps, plans and specifications, engineering and structural reports and studies (other than preliminary or partial studies intended to result in complete or final reports) in Seller's possession and Seller will authorize and direct its agents to deliver copies to the extent in such agents' possession.

                  (c) Subject to subparagraph (d) below, Buyer's review and approval, within the Due Diligence Period, of all governmental permits and approvals relating to the construction, operation, use or occupancy of the Property, which will be delivered by Seller to Buyer to the extent copies thereof are in Seller's possession and Seller will authorize and direct its agent to deliver copies to the extent in such agents' possession, and all zoning, land-use, subdivision, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property.

                  (d) Buyer's obtaining approval reasonably satisfactory to Buyer from the City of San Diego for Buyer's intended expansion of the parking area on the Property. Buyer shall submit any required request or application for such approval within five (5) business days of the mutual execution of this Agreement, and Buyer shall use its best efforts to obtain such approval within the Due Diligence Period. In the event that Buyer certifies to Seller that all Conditions Precedent contained in this Section 5 have been satisfied with the exception of the condition set forth in this paragraph 5(d), and Buyer has used its best efforts to satisfy this condition, the Due Diligence Period may be extended for an additional fifteen (15) days (the "Extension Period") upon Buyer's delivery to Seller of such certification and notice prior to the expiration of the Due Diligence Period.




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                  (e) Buyer's review and approval, within the Due Diligence
Period, of all certificates of occupancy; presently effective warranties or guaranties; report of insurance carriers insuring the Property respecting the claims history of the Property while owned by Seller, if any; environmental reports, soils reports, engineering and architectural studies; and other contracts or documents of significance to the Property; all of which will be delivered by Seller to Buyer to the extent that such items are in the possession of Seller and as to which Seller will authorize and direct its agents to deliver copies to the extent in such agents' possession (collectively, the "Other Documents").

                  (f) Buyer's review and approval, within the Due Diligence Period, of all service contracts, utility contracts and maintenance contracts which may continue after Closing and the HVAC Contract (as defined in Section 16 below) ("Contracts"). For these purposes, Seller will furnish to Buyer copies of any the HVAC Contract and Contracts that may continue in effect after Closing, and Buyer will have the right to approve during the Due Diligence Period a schedule (the "Schedule of Assumed Contracts") setting forth an exclusive list of all of the Contracts and Other Documents that shall be assigned to, and assumed by, Buyer at Closing (the "Assumed Contracts"). The Schedule of Assumed Contracts will be attached as Schedule 2 to the Assignment of Intangible Property.

Buyer will have the right to contact third parties that prepared reports, maps, surveys or similar information delivered by Seller to Buyer hereunder for purposes of assisting in Buyer's conducing its due diligence investigation hereunder. The Conditions Precedent contained in this Section 5 are intended solely for the benefit of Buyer. Subject to the provisions of Section 6 below, if any of the Conditions Precedent is not satisfied, Buyer shall have the right in its sole discretion either to waive in writing the Condition Precedent and proceed with the purchase or terminate this Agreement. If Buyer shall not have given notice to Seller prior to the end of the Due Diligence Period that each Condition Precedent has been waived or satisfied (except as may be provided in Section 5(d) above), or Buyer shall not have given notice to Seller prior to the end of the Extension Period, to the extent applicable under Section 5(d) above, that the final Condition Precedent described therein has been waived or satisfied, this Agreement shall terminate and be void and of no further force or effect as of the end of the Due Diligence Period or the Extension Period, as applicable.

         6. Remedies.

                  (a) In the event the sale of the Property is not consummated because of the failure of any then existing condition or any other reason except a default under this Agreement on the part of Buyer, the Deposit plus interest accrued thereon immediately shall be returned to Buyer. If any breach or default under this Agreement occurs on the part of Buyer, the Deposit and interest accrued thereon shall be paid to and retained by Seller as liquidated damages and as Seller's sole remedy for such breach or default (except as hereafter provided in this paragraph). The parties have agreed that Seller's actual damages, in the event of a breach or default by Buyer, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW,




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THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER
NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A BREACH OR DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER. HOWEVER, NOTHING IN THIS SECTION SHALL PRECLUDE THE RECOVERY OF ATTORNEYS' FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 17(g) OR LIMIT THE EFFECTIVENESS OF ANY INDEMNIFICATION OBLIGATIONS OF BUYER UNDER THIS AGREEMENT.

                   INITIALS: Seller__________ Buyer__________

                  (b) In the event the sale of the Property is not consummated because of a default under this Agreement on the part of Seller, Buyer may either terminate this Agreement by delivery of notice of termination to Seller, whereupon Buyer's Deposit plus interest accrued thereon immediately shall be returned to Buyer; or continue this Agreement pending Buyer's action for specific performance. Buyer shall not be entitled to pursue and hereby waives any claim for damages hereunder.

         7. Closing and Escrow.

                  (a) Upon mutual execution of this Agreement, the parties shall deposit an executed counterpart of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional escrow instructions as may be appropriate, or required by Title Company, to enable the escrow holder to comply with this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

                  (b) The Closing hereunder shall be held and delivery of all items to be made at the Closing shall be made at the offices of Title Company on a date selected by Buyer and Seller but no earlier than June 10, 1996 and no later than July 22, 1996 (such selected date is the "Closing Date"). In the event the Closing does not occur on or before the Closing Date, Title Company shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which were deposited hereunder. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close.

                  (c) At or before the Closing, Seller shall deliver to Buyer the following:

                           (i) a duly executed and acknowledge Deed;

                           (ii) a duly executed Bill of Sale;




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                           (iii) a duly executed Assignment of Intangible
Property;

                           (iv) such resolutions or authorizations relating to
Seller as shall be reasonably required by Buyer or Title Company;

                           (v) any other instruments, records or correspondence
called for hereunder which have not previously been delivered;

                           (vi) an affidavit pursuant to Section 1445(b)(2) of
the United States Internal Revenue Code (the "Code") and on which Buyer is entitled to rely, that Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Code, substantially in the form of Exhibit F attached hereto; and

                           (vii) a California Franchise Tax Board Form No. 590,
evidencing that Seller is not subject to income tax withholding pursuant to California Revenue and Taxation Code Section 18805.

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

                  (d) At or before the Closing, Buyer shall deliver to Seller the following:

                           (i) A DULY EXECUTED ASSIGNMENT OF INTANGIBLE
PROPERTY;

                           (ii) such resolutions and authorizations relating to
Buyer as shall be reasonably required by Seller or Title Company;

                           (iii) cash equal to the amount actually incurred and
paid by Seller prior to Closing in constructing the HVAC Work as described in and as limited by Section 16 below (as set forth in a certified demand delivered by Seller to Buyer and the Title Company); and

                           (iv) the Purchase Price.

Seller may waive compliance on Buyer's part under any of the foregoing items by an instrument in writing.

                  (e) Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, including, without limitation, an agreement designating Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the California Revenue & Taxation Code and the regulations promulgated thereunder, and executed by Seller, Buyer and Title Company.

                  (f) The following are to be apportioned as of the Closing
Date:




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                           (i) Utility Charges. Seller shall cause all the
utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date. Buyer will be responsible for the cost of all utilities used on or after the Closing Date.

                           (ii) Other Apportionments. Amounts payable under the
Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Seller shall pay the premium for a CLTA Policy of Title Insurance for the Property in the amount of the Purchase Price. Buyer shall pay the difference between the cost of an ALTA Policy of Title Insurance (if obtained by Buyer) and a CLTA Policy of Title Insurance for the Property in the amount of the Purchase Price, the cost of any endorsements requested by Buyer, and the cost of any change or update to the existing survey requested by Buyer. Sales tax (if any) on the Personal Property shall be paid by Seller. Seller shall pay the cost of any transfer taxes applicable to the sale, as well as one-half of escrow agent's fees, costs, and charges. Buyer shall pay all other costs, including legal fees, incurred by it in connection with the transaction contemplated by this Agreement, as well as one-half of escrow agent's fees, costs, and charges.

                           (iii) Real Estate Taxes and Special Assessments.
General real estate taxes and assessments and personal property taxes payable for all tax years ending prior to the Closing Date shall be paid by Seller. General real estate taxes and assessments and personal property taxes payable for the tax year in which the Closing Date occurs shall be prorated by Seller and Buyer as of the Closing Date. Any supplemental tax assessments relating to the period of time prior to the Closing shall be the responsibility of Seller.

                           (iv) Closing Statement. Title Company shall prepare a
preliminary Closing settlement statement and shall deliver such computation to Buyer and Seller for approval prior to Closing.

                           (v) Post-Closing Reconciliation. If any of the
aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

                           (vi) Survival. The provisions of this Subsection 7(f)
shall survive the Closing.

         8. Representations and Warranties of Seller. Seller hereby represents and warrants to and covenants with Buyer as follows; provided that all representations and warranties set forth below to the extent limited to the knowledge or best knowledge of Seller are made solely on the basis of and are therefore limited to the actual knowledge of Kenneth A. Baber, principal of
Seller:




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                  (a) Status. Seller is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement, nor its performance by Seller, will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which Seller is bound.

                  (b) Insolvency; Bankruptcy. There are no actions or proceedings pending or threatened to liquidate, reorganize, place in bankruptcy or dissolve Seller.

                  (c) Enforceability. This Agreement is duly authorized and executed by Seller's sole general partner, and this Agreement and all documents required to be executed by Seller in connection herewith, shall be valid, legally binding obligations of Seller, enforceable in accordance with their terms.

                  (d) Proceedings. To Seller's knowledge, there is no action, proceeding or investigation pending against Seller relating to the Property, or against the Property or any part thereof, before any court or governmental department, commission, board, agency or instrumentality.

                  (e) Assessment or Condemnation Proceedings. To Seller's knowledge, there is no presently pending or threatened special assessment proceedings or condemnation actions concerning the Property or any part thereof.

                  (f) Possession. At the Closing, Seller shall deliver possession of the Property to Buyer, free and clear of any leases entered into by Seller. To Seller's knowledge, there are no agreements in effect that would adversely affect Buyer's possession of or occupancy of the Property other than as described in the Preliminary Report or other items delivered to Buyer under this Agreement.

                  (g) Casualties. Seller has no knowledge of any material fire or other casualty to the Property, including flooding thereof, that has occurred during the period of its ownership except as disclosed in the materials delivered to Buyer during the Due Diligence Period.

                  (h) Personal Property. Seller will not remove any of the Personal Property described on Exhibit B from the Property prior to Closing.

                  (i) Contracts. Seller has not entered into any contracts that would bind Buyer with respect to the Property after Closing other than the Assumed Contracts or as shown in the Preliminary Report.

         9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:




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                  (a) Status. Buyer is duly organized, validly existing and
qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement, nor its performance by Buyer, will conflict with or result in the breach of any contract, agreement, law, rule, or regulation to which Buyer is a party or by which Buyer is bound. Buyer is a wholly owned subsidiary of Jenny Craig, Inc.

                  (b) Insolvency; Bankruptcy. There are no actions or proceedings pending or threatened to liquidate, reorganize, place in bankruptcy or dissolve Buyer.

                  (c) Enforceability. This Agreement is the duly authorized and executed obligation of Buyer, and this Agreement and all documents required to be executed by Buyer in connection herewith, shall be valid, legally binding obligations of Buyer, enforceable in accordance with their terms.

                  (d) Notice of Actions. Buyer has not been served with, nor to Buyer's knowledge does there exist, any action, proceeding or investigation pending against Buyer that would affect its ability to carry out its obligations under this Agreement, before any court or governmental department, commission, board, agency or instrumentality; and Buyer does not have knowledge of the threat of any such action, proceeding or investigation.

                  (e) Claims. All bills and claims for labor performed and services and materials furnished with respect to the Property at the behest of Buyer shall be paid by Buyer, and there will be no mechanic's or materialmen's liens affecting the Property as a result thereof.

                  (f) Use of Property. Buyer intends to use the Property as its corporate headquarters.

         10. Indemnification.

                  (a) Except to the extent limited by Section 6 above, each party agrees to indemnify the other party and defend and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, attorneys' fees, resulting from any misrepresentation or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement.

                  (b) Buyer hereby indemnifies, protects, defends and holds Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys' fees, mechanic's liens, or expenses of any kind or nature whatsoever, arising out of or resulting from any entry or activities upon the Property by Buyer, Buyer's agents, contractors or subcontractors, or the contractors and subcontractors of such agents.




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                  (c) The indemnification provisions of this Section 10 and the covenants, representations and warranties hereunder, shall survive beyond the Closing, or, if the Closing does not occur pursuant to this Agreement, beyond any termination of this Agreement, for a period up to one year after the Closing Date.

         11. Risk of Loss. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction (i) costs less than Two Hundred Fifty Thousand Dollars ($250,000) to repair and is fully covered by Seller's insurance, except for the deductible amounts thereunder, and the insurer agrees to timely pay for the entire cost of such repair, or (ii) would cost less than Fifty Thousand Dollars ($50,000) to repair or restore but the repair cost is not fully covered by insurance, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to: (a) in the event of (i) above, such deductible amount, and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction, or (b) in the event of (ii) above, an amount reasonably determined by Seller and Buyer (after consultation with unaffiliated experts) to be the uninsured cost of repairing such damage or destruction, but in no event more than Fifty Thousand Dollars ($50,000). In the event either condition set forth in (i) or (ii) above is not satisfied, then Seller shall notify Buyer whether it elects to make such repair or credit Buyer therefor. If Seller does not elect to make such repair or credit, or if condemnation proceedings are commenced against any substantial portion of the Property, or if the cost of repair of a casualty exceeds $250,000, then Buyer shall have the right, at its election, to terminate this Agreement by delivery of notice of termination to Seller within fifteen
(15) days after having been given notice of such circumstance, whereupon Buyer and Seller each shall be released from all obligations hereunder pertaining to the Property (other than the indemnification obligations under Section 10(b)). In the event Buyer elects not to terminate this Agreement, Seller shall assign to Buyer any proceeds of insurance or condemnation awards. Any repairs elected to be made by Seller pursuant to this Section 11 shall be made within one hundred and eighty (180) days following such damage or destruction and the Closing shall be extended until the repairs are substantially completed.

         12. Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, provided, however, that prior to the Closing Date Seller shall afford authorized representatives of Buyer reasonable access to the Property for purposes of satisfying Buyer with respect to the satisfaction of all Conditions Precedent to the Closing contained herein or for purposes of improvement design and space planning, upon one business day's (a minimum of twenty-four (24) hours'), or in the case of any invasive physical testing, three
(3) business days' prior verbal notice given to Kenneth A. Baber (415/461-3890) personally on behalf of Seller, including, without limitation, the performance of such inspections, surveys and tests as are commercially reasonable and appropriate considering the nature and intended use of the Property such as soils tests, hazardous waste analysis, geological and/or engineering studies and land use or related studies. Buyer shall use care and consideration in connection with any of its inspections or tests and shall not drill test wells or take soil borings unless approved by Seller, which approval shall not be



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withheld unreasonably. Seller shall have the right to be present during any inspection of the Property by Buyer or its agents. Buyer hereby agrees to obtain such liability insurance as Seller shall reasonably require with respect to any such tests and inspections. In the event this Agreement is terminated, Buyer shall restore the Property to the condition in which it was found.

         13. Maintenance of the Property. Between Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear and damage or destruction by casualty or condemnation excepted, provided that Seller shall not be responsible to make any capital or other significant repairs other than the HVAC Work described in Section 16. Seller shall maintain commercially reasonable property damage insurance on the Property during the period prior to Closing.

         14. New Contracts; Termination of Existing Contracts. Except with respect to the HVAC Work as described in Section 16 below, Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease or contract, or any amendment thereof, or waive any rights of Seller under any contract, to the extent such contract or lease would bind Buyer after the Closing, without in each case obtaining Buyer's prior written consent thereto, which consent shall not be unreasonably withheld or delayed beyond five (5) days after Seller's request. Seller shall terminate prior to the Closing, any agreements entered into by Seller with respect to the Property that are not listed on the Schedule of Assumed Contracts, identified in the preliminary title report or related documents, or approved or deemed approved by Buyer.

         15. Contacts with Governmental Authorities. Buyer shall notify Seller (which in this case shall mean verbal notice given personally to Kenneth A. Baber) no less than two (2) business days (a minimum of forty-eight (48) hours) prior to any contact with respect to the Property with the City of San Diego or any other governmental authority of any substantive (as opposed to purely ministerial or information request) nature, and shall afford Seller an opportunity to make joint contact therewith. Buyer shall obtain Seller's prior written approval of any request or application made to a governmental authority and shall copy Seller on all correspondence with such governmental authorities. Buyer shall not enter into any binding agreement or commitment with respect to the Property until the Closing.

         16. Heating, Ventilation, and Air Conditioning Work. Buyer hereby acknowledges that Seller has entered into contract(s) (collectively, the "HVAC Contract") with costs totaling Three Hundred Fifty Thousand Dollars ($350,000.00) for a new heating, ventilation and air conditioning system to be installed on the Property (the "HVAC Work"). During the Due Diligence Period, Seller will deliver to Buyer a copy of the HVAC Contract and any change orders thereunder. Buyer hereby agrees to reimburse Seller at the Closing for all of Seller's actual costs in completing the HVAC Work (or, in the event the HVAC Work is not completed at the Closing, for all of Seller's actual costs incurred up to the date of the Closing), which costs shall include any cost overruns under change orders to the HVAC Contract that may be reasonably made during the course of completing the HVAC Work, provided that Buyer will not be responsible for any amendments to or change orders



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
under the HVAC Contract that would increase the cost of the HVAC Work by more than a total of fifteen percent (15%) unless Buyer's prior written approval is obtained, which approval shall not be unreasonably withheld or delayed. The amount of the reimbursement due to Seller at the Closing for the cost of the HVAC Work shall be based on a certified demand delivered from Seller to the Title Company at the Closing, which will reflect the amount actually incurred and spent by Seller under the HVAC Contract prior to the Closing. At the closing, the HVAC Contract, to the extent any obligations remain undischarged thereunder, will be assigned from Seller to Buyer pursuant to the Assignment of Intangible Property, and Seller will obtain from the contractors under the HVAC Contract any legally available lien releases for the HVAC work.

         17. Miscellaneous.

                  (a) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one day after being deposited with Federal Express or another reliable overnight courier service or transmitted by facsimile telecopy, provided that the notice is in fact timely delivered, or (iii) three (3) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

                       If to Seller:      M&S Balanced Property Fund, L.P.
                                          c/o Maier & Siebel, Inc.
                                          Wood Island, Fourth Floor
                                          East Sir Francis Drake Boulevard
                                          Larkspur, California  94939
                                          Attn:  Kenneth A. Baber
                                          Fax No.:  (415) 461-7537

                       With a copy to:    The Law Offices of Caryl Welborn
                                          126 South Park
                                          San Francisco, CA  94107
                                          Fax No.:  (415) 536-0699
                                          Attn:  Caryl B. Welborn

                       If to Buyer:       Jenny Craig Management, Inc.
                                          International Headquarters
                                          445 Marine View Avenue, Suite 300
                                          Del Mar, CA  92014
                                          Attn:  Michael L. Jeub
                                          Fax No.:  (619) 792-9935




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
                       With a copy to:    Kolodny & Pressman
                                          11975 El Camino Real, Suite 201
                                          San Diego, CA  92130
                                          Attn:  Jed L. Weinberg, Esq.
                                          Fax No.:  (619) 453-9347

or such other address as either party may from time to time specify in writing to the other.

                  (b) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein, except for (a) John Casey of John Burnham & Company, whose commission, if any is due, shall be the responsibility of Seller, and (b) Ron Jacobson of Colliers Iliff Thorn Company, to whom Seller shall pay a 2.0% commission at Closing (to the extent that Buyer may have agreed to pay such broker more than such amount, that obligation shall be solely that of Buyer). In the event that any other broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for and shall indemnify the other party from and against said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same. The provisions of this paragraph shall survive the Closing.

                  (c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall not have the right to assign its rights or obligations under this Agreement except to an affiliate owned and controlled by Jenny Craig, Inc., a Delaware corporation.

                  (d) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

                  (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  (f) Integration of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

                  (g) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, arbitration and court costs and attorneys' and experts' fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this



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Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

                  (h) Confidentiality. Buyer shall not disclose the contents of any proprietary or confidential material or reports furnished by Seller to Buyer (including any material related to Seller's internal affairs or composition) or, unless authorized by Seller, the terms of the purchase of the Property except to its partners, attorneys, accountants, consultants, agents and prospective lenders as necessary in connection with the consummation of this transaction. Unless authorized by Buyer, Seller will not disclose to any third party other than its attorneys or accountants the Purchase Price or terms of purchase of the Property by Buyer or any proprietary, financial, or confidential information or reports furnished by Buyer to Seller. From and after the Closing, either party shall be authorized to disclose the terms of the purchase of the Property.

                  (i) Time of the Essence. Time is of the essence of this Agreement.

                  (j) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

                  (k) Marketing. Seller shall have the right to market or show the Property to and to enter into agreements contingent on the Closing not occurring hereunder with any other prospective purchasers or tenants during the Due Diligence Period and the Extension Period, if applicable. After the expiration of the Due Diligence Period and the Extension Period, if applicable, and the satisfaction of all conditions precedent set forth herein, Seller no longer shall have the right to market or show the Property to any other prospective purchasers or tenants for the remaining term of this Agreement. Seller shall indemnify and hold harmless Buyer from and against any and all losses, costs and liabilities arising from Seller entering into any such agreements with other prospective purchasers or tenants, except to the extent caused by Buyer's breach of this Agreement.

                  (l) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.




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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           Buyer:     JENNY CRAIG MANAGEMENT, INC.,
                                      a California corporation

                                      By  /s/ C. Joseph LaBonte
                                        ----------------------------------------

                                              Name
                                                  ------------------------------

                                              Its  President
                                                 -------------------------------

                           Seller:    M&S BALANCED PROPERTY FUND, L.P.,
                                      a California limited partnership

                                      By:  Maier & Siebel, Inc.,
                                           a California corporation
                                           Its General Partner

                                           By  /s/ Kenneth A. Baber
                                             -----------------------------------

                                                  Kenneth A. Baber
                                                  Principal




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